Contact:

Michael Earley	Al Palombo
Metropolitan Health Networks	Cameron Associates
Chief Executive Officer	Investor Relations
(561) 805-8500	(212) 245-8800 Ext. 209

METROPOLITAN HEALTH NETWORKS REACHES SETTLEMENT WITH INTERNAL REVENUE SERVICE

Company Completing $3 Million Private Placement to Resolve Longstanding IRS Issue

WEST PALM BEACH, FL. – February 23, 2004 - Metropolitan Health Networks, Inc. (OTCBB: MDPA), a provider of high quality, comprehensive healthcare services to patients in South and Central Florida, confirmed today that the Company and the Internal Revenue Service (“IRS”) have reached a settlement with regard to the Company’s obligations to the IRS for unpaid payroll taxes, related penalties, and interest. The Company also announced that it has raised the capital required to retire these obligations principally through a $3.0 million private placement.

Under the terms of the settlement, the Company has agreed to pay a total amount estimated to be $3.3-$3.4 million with the final settlement figures to be determined by the IRS within the next several weeks.  In compliance with the settlement, the Company has made an initial payment of $500,000, is providing an additional $2.7.million this week, and will pay off the balance once it has been finalized.

Conditioned on the negotiation of a settlement with the IRS, Metropolitan Health Networks, Inc. has sold approximately 5.1 million common shares through a private offering to institutional and individual investors at $0.60 per share.

Michael Earley, Metropolitan Health Networks’ Chief Executive Officer, commented, “We are extremely pleased to have finally resolved this tax issue that has been overshadowing the Company for nearly five years.   Our counsel and the IRS worked very effectively to reach a fair settlement.”  Earley continued, “The IRS settlement and the recently announced termination of the U.S. Attorney’s Office investigation eliminates the uncertainties associated with these issues and is good news for Metropolitan Health Networks and its shareholders. With the resolution of these issues and the Company’s return to its core competency of managed care, Metropolitan Health Networks is now well positioned in its drive for top and bottom line growth.  We are committed to the continuous improvement of our organization specializing in the Florida healthcare markets.”

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing healthcare organization in Florida that manages healthcare services for patients in South and Central Florida and is part of a network of physicians serving clients from Miami to Daytona Beach on Florida's East Coast. To learn more about Metropolitan Health Networks, Inc.

please visit its website at http://www.metcare.com.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to uncertainties and risks in part detailed in the company’s Securities and Exchange Commission 10-K, 10-Q, S-8 and 8-K filings, that may cause actual results to materially differ from projections.  Although Metropolitan Health Networks, Inc. believes its expectations are reasonable assumptions within the bounds of its knowledge of its businesses and operations; there can be no assurance that actual results will not differ materially from their expectations.  Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the company’s ability to continue as a going concern; volatility of the company’s stock and price; the ability to raise funds for working capital and acquisitions; access to borrowed or equity capital on favorable terms.  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this report will, in fact, occur.